Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 30, 2004 (except for Note A 6, as to which the date is October 7, 2005), accompanying the consolidated financial statements of Texas United Bancshares, Inc. and Subsidiaries appearing in the 2005 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2005 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas

July 31, 2006